News Release

For release at 4:05 p.m. EDT
RAYONIER REPORTS SECOND QUARTER 2015 RESULTS

•	Second quarter net loss of ($1.5) million or ($0.01) per share; year-to-date net income of $16.2 million or $0.13 per share

•	Second quarter pro forma net income of $0.0 million or $0.00 per share; year-to-date pro forma net income of $17.8 million or $0.14 per share

•	Adjusted EBITDA of $33.1 million in second quarter and $94.6 million year-to-date
JACKSONVILLE, FL — August 5, 2015 — Rayonier Inc. (NYSE:RYN) today reported second quarter net loss attributable to Rayonier of ($1.5) million, or ($0.01) per share, versus income of $16.4 million, or $0.12 per share, in the prior year quarter. The second quarter results include $1.5 million of costs related to shareholder litigation.1 The prior year second quarter results included $12.1 million of income from discontinued operations2 and $3.8 million of costs related to the spin-off. Excluding these items, pro forma net income3 was $0.0 million, or $0.00 per share versus $8.1 million, or $0.06 per share, in the prior year period.
For the first six months of 2015, net income attributable to Rayonier was $16.2 million, or $0.13 per share, versus $57.8 million, or $0.44 per share in the prior year period. Pro forma net income3 was $17.8 million, or $0.14 per share, versus $18.5 million, or $0.14 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results on a pro forma basis:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2015		June 30, 2014
	$	EPS	$	EPS
Net (loss) income attributable to Rayonier	($1.5)	($0.01)	$16.4	$0.12
Costs related to shareholder litigation[1]	1.5	0.01	—	—
Costs related to the spin-off of the Performance Fibers business	—	—	3.8	0.03
Discontinued operations, net[2]	—	—	(12.1)	(0.09)
Pro forma net income[3]	$—	$—	$8.1	$0.06

The following table summarizes the current year-to-date and comparable prior year period results on a pro forma basis:

	Six Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2015		June 30, 2014
	$	EPS	$	EPS
Net income attributable to Rayonier	$16.2	$0.13	$57.8	$0.44
Costs related to shareholder litigation[1]	1.6	0.01	—	—
Costs related to the spin-off of the Performance Fibers business	—	—	3.8	0.03
Discontinued operations, net[2]	—	—	(43.1)	(0.33)
Pro forma net income[3]	$17.8	$0.14	$18.5	$0.14

225 Water Street, Jacksonville, FL 32202 904-357-9100

Adjusted EBITDA4 was $33.1 million for the second quarter of 2015 versus $70.2 million in the prior year period. Adjusted EBITDA4 was $94.6 million for the first six months of 2015 versus $113.7 million in the prior year period. Cash provided by operating activities was $85.9 million versus $229.1 million in the prior year period, which included $64.0 million in cash flows from discontinued operations.2 Cash available for distribution (CAD)5 of $52.3 million increased $12.2 million versus the prior year period due to lower cash interest paid ($11.7 million), lower cash tax payments ($10.1 million), decreased capital expenditures from continuing operations ($7.5 million) and decreased real estate development costs ($2.0 million), which were partially offset by lower Adjusted EBITDA4 ($19.1) million. Cash interest and taxes paid in the prior year period include payments related to the spun-off Performance Fibers business.
“In Southern Timber, higher volumes and prices compared with the prior year quarter reflected continued strong demand in our key market areas,” said David Nunes, President and CEO. “However, reductions in harvest volumes in the Pacific Northwest coupled with lower prices in the Pacific Northwest and New Zealand, primarily due to weaker demand from China, negatively impacted results in these segments. In Real Estate, sales of significantly fewer acres of non-strategic timberlands and the timing of closings led to lower results this quarter than in the prior year period.”
Southern Timber
Second quarter sales of $32.7 million increased $1.2 million versus the prior year period due to higher harvest volumes and improved pricing. Harvest volumes increased 13% to 1.3 million tons versus 1.1 million tons in the prior year period. Average sawtimber stumpage prices increased 4% to $27.33 per ton versus $26.16 per ton in the prior year period, while pulpwood stumpage prices increased 1% to $19.10 per ton versus $18.94 per ton in the prior year period. The increase in average sawtimber prices was driven by restricted supply as a result of wet weather, partially offset by increased harvest activity in lower-price sawtimber regions. The increase in average pulpwood prices was driven primarily by strong demand in the Company’s core pulpwood markets. Overall, weighted average stumpage prices (including hardwood) increased 2% to $21.03 per ton versus $20.71 per ton in the prior year period. Operating income of $11.8 million increased $2.9 million versus the prior year period due to higher volumes ($1.9 million), higher pricing ($0.1 million), and higher non-timber income ($1.9 million), which were partially offset by higher depletion rates ($0.6 million) and higher costs ($0.5 million).
Second quarter Adjusted EBITDA4 of $24.4 million was $4.8 million above the prior year period.
Year-to-date sales of $68.2 million increased $2.8 million versus the prior year period due to higher harvest volumes and improved pricing. Harvest volumes increased 10% to 2.7 million tons versus 2.4 million tons in the prior year period. Average sawtimber stumpage prices increased 6% to $28.13 per ton versus $26.63 per ton in the prior year period, while pulpwood stumpage prices increased 1% to $18.96 per ton versus $18.74 per ton in the prior year period. The increase in average sawtimber prices was driven by restricted supply as a result of wet weather, partially offset by increased harvest activity in lower-price sawtimber regions. The increase in average pulpwood prices was driven primarily by strong demand in the Company’s core pulpwood markets. Overall, weighted average stumpage prices (including hardwood) increased 3% to $21.37 per ton versus $20.71 per ton in the prior year period. Operating income of $24.2 million increased $4.8 million versus the prior year period due to higher volumes ($3.2 million), higher pricing ($0.9 million), and higher non-timber income ($3.4 million), which were partially offset by higher depletion rates ($1.7 million) and costs ($1.0 million).
Year-to-date Adjusted EBITDA4 of $51.2 million was $9.1 million above the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Pacific Northwest Timber
Second quarter sales of $17.1 million decreased $8.0 million versus the prior year period due to the planned reduction of harvest volumes and, to a lesser extent, lower sawtimber prices. Harvest volumes declined 44% to 0.25 million tons versus 0.45 million tons in the prior year period. Average delivered sawtimber prices decreased 9% to $76.80 per ton versus $84.46 per ton in the prior year period, while delivered pulpwood prices increased 17% to $43.37 per ton versus $37.10 per ton in the prior year period. Weaker demand from China contributed to sawtimber price declines in the region, while strong local demand for pulpwood proximate to our properties resulted in lower haul costs and higher net stumpage prices. Operating income of $1.7 million decreased $7.1 million versus the prior year period due to lower volumes ($5.5 million) and lower prices ($2.0 million), which were partially offset by higher non-timber income ($0.5 million) primarily as a result of a strong cedar market.
Second quarter Adjusted EBITDA4 of $4.6 million was $9.4 million below the prior year period.
Year-to-date sales of $36.3 million decreased $21.8 million versus the prior year period due to the planned reduction of harvest volumes and, to a lesser extent, lower sawtimber prices. Harvest volumes declined 42% to 0.58 million tons versus 1.0 million tons in the prior year period. Average delivered sawtimber prices decreased 11% to $73.98 per ton versus $83.05 per ton in the prior year period, while delivered pulpwood prices increased 15% to $43.29 per ton versus $37.55 per ton in the prior year period. Weaker demand from China resulted in a lower export mix of 22% versus 24% in the prior year period and contributed to sawtimber price declines in the region. Operating income of $4.3 million decreased $17.1 million versus the prior year period due to lower volumes ($13.0 million), lower prices ($4.6 million) and higher costs ($0.4 million), which were partially offset by higher non-timber income ($1.0 million).
Year-to-date Adjusted EBITDA4 of $11.0 million was $21.9 million below the prior year period.
New Zealand Timber
Second quarter sales of $39.2 million decreased $5.2 million versus the prior year period due to lower domestic and export product prices, which were partially offset by higher domestic pulpwood and export sawtimber volumes. Harvest volumes increased 11% to 0.58 million tons versus 0.52 million tons in the prior year period. Average delivered prices for export sawtimber declined 28% to $85.31 per ton versus $118.12 per ton in the prior year period, while average delivered prices for domestic sawtimber declined 21% to $66.96 per ton versus $84.64 per ton in the prior year period. The decline in export sawtimber prices was primarily due to weaker demand from China, while the decline in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the fall in the NZ$/US$ exchange rate (US$.74 per NZ$1.00 versus US$.86 per NZ$1.00). Operating loss of ($0.9) million versus operating income of $2.2 million in the prior year period was primarily due to the decrease in prices ($3.9 million) and foreign exchange losses ($2.0 million), which were partially offset by lower depletion rates ($1.7 million) and lower costs ($1.4 million).
Second quarter Adjusted EBITDA4 of $6.2 million was $3.7 million below the prior year period.
Year-to-date sales of $80.4 million decreased $1.9 million versus the prior year period due to lower domestic and export product prices, which were partially offset by higher domestic pulpwood and export sawtimber volumes. Harvest volumes increased 14% to 1.1 million tons versus 1.0 million tons in the prior year period. Average delivered prices for export sawtimber declined 22% to $93.21 per ton versus $119.15 per ton in the prior year period, while average delivered prices for domestic sawtimber declined 17% to $68.76 per ton versus $82.53 per ton in the prior year period. The decline in export sawtimber prices was primarily due to weaker demand from China, while the decline in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the fall in the NZ$/US$ exchange rate (US$.75 per NZ$1.00 versus US$.84 per NZ$1.00). Operating income of $4.8 million was comparable to the prior year period, as the decrease in prices ($4.8 million) and foreign exchange losses ($2.0 million) were largely offset by lower depletion rates ($2.9 million) and costs ($2.2 million).
Year-to-date Adjusted EBITDA4 of $19.9 million was $1.0 million below the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Real Estate
Second quarter sales of $6.9 million decreased $27.1 million versus the prior year period, and operating income of $1.4 million decreased $26.4 million versus the prior year period. Sales and operating income decreased in the second quarter due to lower volumes (2,337 acres sold versus 25,283 acres in the prior year period) partially offset by higher weighted average prices ($2,971 per acre versus $1,345 per acre in the prior year period).
Year-to-date sales of $30.7 million decreased $8.8 million versus the prior year period, and operating income of $14.0 million decreased $14.5 million versus the prior year period. Sales and operating income decreased due to lower volumes (9,734 acres sold versus 27,405 acres in the prior year period) partially offset by higher weighted average prices ($3,157 per acre versus $1,443 per acre in the prior year period).
Second quarter and year-to-date operating income also decreased as the prior year periods included $5.8 million in proceeds from a bankruptcy settlement with respect to a former land sale customer.
Improved Development second quarter and year-to-date sales of $0.8 million were comprised of 19 acres in the Belfast Commerce Centre near Savannah, Georgia for $42,281 per acre.
Unimproved Development second quarter sales of $0.8 million decreased $0.6 million versus the prior year period. The prior year period included a six-acre sale to the Florida Department of Transportation for $173,574 per acre. Year-to-date sales of $5.6 million increased $4.1 million versus the prior year period and included 217 acres in St. Johns County, Florida for $17,000 per acre, 76 acres in Bryan County, Georgia for $8,305 per acre and 20 acres in Baker County, Florida for $10,000 per acre.
Rural second quarter and year-to-date sales of $3.3 million and $10.1 million decreased $2.1 million and $0.4 million, respectively, versus the prior year periods due to a decrease in average prices. The prior year period included a 656-acre sale in Nassau County, Florida for $2,750 per acre and a higher proportion of sales in higher-price regions.
Non-strategic/Timberland second quarter and year-to-date sales of $2.0 million and $14.2 million decreased $25.2 million and $13.3 million, respectively, versus the prior year period. The prior year period included 19,556 acres of non-strategic timberlands in Gilchrist County, Florida at $1,125 per acre and 3,629 acres sold to the Alabama Department of Conservation for $1,435 per acre.
Second quarter and year-to-date Adjusted EBITDA4 of $3.6 million and $23.8 million were $32.9 million and $15.3 million, respectively, below the prior year period.
Trading
Second quarter sales of $19.8 million decreased $9.4 million versus the prior year period due to lower volumes and prices primarily as a result of continued weak demand in China. Sales volumes decreased 1.3% to 234,000 tons versus 237,000 tons in the prior year period. Average prices decreased 29.4% to $84.16 per ton versus $119.28 per ton in the prior year period. Operating loss of $0.1 million was comparable to the prior year period.

Year-to-date sales of $40.5 million decreased $24.4 million versus the prior year period due to lower volumes and prices as a result of unfavorable China market conditions. Sales volumes decreased 12.7% to 448,000 tons versus 513,000 tons in the prior year period. Average prices decreased 27.8% to $88.58 per ton versus $122.67 per ton in the prior year period. Operating income increased $0.7 million versus the prior year period, as the reductions in price and volume were more than offset by favorable costs and NZ$/US$ exchange gains ($1.3 million).

225 Water Street, Jacksonville, FL 32202 904-357-9100

Other Items
Excluding $1.5 million and $1.6 million of costs related to the shareholder litigation1, second quarter and year-to-date corporate and other operating expenses of $5.8 million and $11.6 million decreased $4.2 million and $9.8 million, respectively, versus the prior year periods primarily due to lower selling, general and administrative expenses as a result of the spin-off of the Performance Fibers business.
Second quarter and year-to-date interest expense of $8.5 million and $17.0 million decreased $7.1 million and $9.3 million, respectively, versus the prior year periods primarily due to lower outstanding debt and $5.0 million of interest expense related to an early repayment of debt in the prior year periods.
Excluding $3.8 million of costs related to the spin-off in the prior year period, second quarter and year-to-date other non-operating expenses of $1.2 million and $2.7 million increased $0.6 million and $1.1 million, respectively, primarily due to unfavorable mark-to-market adjustments on New Zealand joint venture interest rate swaps.
The second quarter and year-to-date income tax benefit from continuing operations was $0.3 million and $0.7 million versus an income tax expense of $13.6 million and $5.9 million, respectively, in the prior year periods. The current quarter and year-to-date tax benefit is principally related to the New Zealand joint venture. The expense in the prior year periods was primarily related to the Performance Fibers business.
Share Repurchases
During the second quarter the Company repurchased approximately $10.7 million of common stock at an average price of $25.94 per share. As of June 30, 2015, the Company had 126.5 million shares of common stock outstanding and $89.3 million remaining in its current share repurchase authorization.
Outlook
“We remain on track to achieve our full-year Adjusted EBITDA guidance,” stated Nunes. “In our Southern Timber segment, we anticipate continued strong pulpwood demand and prices in our key market areas. We continue to expect that the gradual improvement in U.S. housing demand will drive increases in Southern sawtimber prices over the long term; however, we expect limited upside to current prices through the remainder of 2015. In our Pacific Northwest and New Zealand segments, we anticipate near-term weakness in the China export market will weigh on prices but that export demand will gradually improve, although likely at a slower pace than we expected earlier in the year. In our Real Estate segment, we continue to see steady demand for rural properties and increasing interest in selected development properties as we execute on our strategy and develop catalysts for demand.”
“In addition, as announced separately today, we entered into a credit agreement with CoBank, ACB, as administrative agent, and a syndicate of Farm Credit institutions and other commercial banks to provide $550 million of new credit facilities, which we expect will lower our overall interest expense, improve the capital structure and cash flows of our New Zealand joint venture, and allow for continued disciplined capital allocation to improve our overall portfolio and contribute to stronger cash flows.”

225 Water Street, Jacksonville, FL 32202 904-357-9100

Conference Call
A conference call will be held on Thursday, August 6, 2015 at 10:00 AM EDT to discuss these results. Supplemental materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (800) 369-1184, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. A replay of the teleconference will be available one hour after the call ends until Thursday, August 13, 2015. The replay number is (866) 480-3542, passcode: 5631. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 12—Contingencies of Item 1 — Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.
2Discontinued operations include Performance Fibers business in the three and six months ended June 30, 2014.
3Pro forma net income is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
4Adjusted EBITDA is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
5CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive timber growing regions in the U.S. and New Zealand. As of June 30, 2015, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.9 million acres), U.S. Pacific Northwest (373,000 acres) and New Zealand (444,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements
Certain statements in this document regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions, sales of non-strategic timberlands, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; fluctuations in demand for our products in Asia, and especially China; various lawsuits relating to matters arising out of our previously announced internal review and the restatement of our consolidated financial statements; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect tax treatment of our specific businesses or reduce the benefits associated with REIT status.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A — Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussions included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”).
Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.

Contacts:
Investors
Mark McHugh, 904-357-3757
or
Media
Roseann Wentworth, 904-357-9185
roseann.wentworth@rayonier.com

# # #

225 Water Street, Jacksonville, FL 32202 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2015 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
SALES	$115.8	$140.3	$163.1	$256.1	$306.3
Costs and Expenses
Cost of sales	103.7	107.2	123.1	210.9	239.0
Selling and general expenses	12.7	10.9	13.9	23.6	27.1
Other operating income, net	(7.1)	(5.5)	(11.5)	(12.7)	(11.8)
OPERATING INCOME	6.5	27.7	37.6	34.3	52.0
Interest expense	(8.5)	(8.5)	(15.6)	(17.0)	(26.3)
Interest income and miscellaneous expense, net	(1.2)	(1.5)	(4.4)	(2.7)	(5.4)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(3.2)	17.7	17.6	14.6	20.3
Income tax benefit (expense)	0.3	0.5	(13.6)	0.7	(5.9)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(2.9)	18.2	4.0	15.3	14.4
Income from discontinued operations, net	—	—	12.1	—	43.1
NET (LOSS) INCOME	(2.9)	18.2	16.1	15.3	57.5
Less: Net (loss) income attributable to noncontrolling interest	(1.4)	0.5	(0.3)	(0.9)	(0.3)
NET (LOSS) INCOME ATTRIBUTABLE TO RAYONIER INC.	($1.5)	$17.7	$16.4	$16.2	$57.8
(LOSS) EARNINGS PER COMMON SHARE
BASIC (LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	($0.01)	$0.14	$0.03	$0.13	$0.12
Discontinued Operations	—	—	0.10	—	0.34
Net (Loss) Income	($0.01)	$0.14	$0.13	$0.13	$0.46
DILUTED (LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	($0.01)	$0.14	$0.03	$0.13	$0.11
Discontinued Operations	—	—	0.09	—	0.33
Net (Loss) Income	($0.01)	$0.14	$0.12	$0.13	$0.44

Pro forma Net Income (a)	$—	$0.14	$0.06	$0.14	$0.14

Weighted Average Common
Shares used for determining
Basic EPS	126,635,710	126,614,334	126,434,376	126,625,081	126,390,891
Diluted EPS	126,635,710	127,727,393	132,299,665	127,504,651	132,118,689
(a)    Pro forma Net Income per share is a non-GAAP measure. See Schedule E for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2015 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$91.6	$161.6
Other current assets	54.1	52.1
Timber and timberlands, net of depletion and amortization	2,086.7	2,088.5
Higher and better use timberlands and real estate development costs	69.7	77.4
Property, plant and equipment	15.0	14.9
Less - accumulated depreciation	(8.6)	(8.2)
Net property, plant and equipment	6.4	6.7
Other assets	57.8	66.8
	$2,366.3	$2,453.1
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	30.0	$129.7
Other current liabilities	82.4	72.3
Long-term debt	722.4	621.8
Other non-current liabilities	54.2	54.1
Total Rayonier Inc. shareholders’ equity	1,404.1	1,488.5
Noncontrolling interest	73.2	86.7
Total shareholders’ equity	1,477.3	1,575.2
	$2,366.3	$2,453.1

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2015 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2015	2014
Cash provided by operating activities:
Net income	$15.3	$57.5
Depreciation, depletion and amortization	53.8	56.3
Non-cash cost of land sold and real estate development costs recovered upon sale	4.9	5.4
Depreciation, depletion and amortization from discontinued operations	—	38.0
Other items to reconcile net income to cash provided by operating activities	4.1	21.9
Changes in working capital and other assets and liabilities	7.8	50.0
	85.9	229.1
Cash used for investing activities:
Capital expenditures	(26.1)	(33.6)
Capital expenditures from discontinued operations	—	(47.1)
Real estate development costs	(0.6)	(2.6)
Purchase of timberlands	(88.4)	(74.8)
Change in restricted cash	4.2	63.1
Other	3.6	(0.4)
	(107.3)	(95.4)
Cash used for financing activities:
Increase in debt, net of issuance costs	27.7	118.9
Dividends paid	(63.4)	(124.6)
Proceeds from the issuance of common shares	0.7	3.3
Repurchase of common shares	(9.1)	(1.8)
Net cash disbursed upon spin-off of Performance Fibers business	—	(106.4)
Other	—	(0.7)
	(44.1)	(111.3)
Effect of exchange rate changes on cash	(4.5)	0.1
Cash and cash equivalents:
Change in cash and cash equivalents	(70.0)	22.5
Balance, beginning of year	161.6	199.6
Balance, end of period	$91.6	$222.1

C

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME
June 30, 2015 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Sales
Southern Timber	$32.7	$35.5	$31.5	$68.2	$65.4
Pacific Northwest Timber	17.1	19.2	25.1	36.3	58.1
New Zealand Timber	39.2	41.2	44.4	80.4	82.3
Real Estate	6.9	23.8	34.0	30.7	39.5
Trading	19.8	20.6	29.2	40.5	64.9
Intersegment Eliminations	0.1	—	(1.1)	—	(3.9)
Total sales	$115.8	$140.3	$163.1	$256.1	$306.3

Pro forma operating income/(loss) (a)
Southern Timber	$11.8	$12.4	$8.9	$24.2	$19.4
Pacific Northwest Timber	1.7	2.6	8.8	4.3	21.4
New Zealand Timber	(0.9)	5.7	2.2	4.8	4.6
Real Estate	1.4	12.6	27.8	14.0	28.5
Trading	(0.1)	0.3	(0.1)	0.2	(0.5)
Corporate and other	(5.9)	(5.8)	(10.0)	(11.6)	(21.4)
Pro forma operating income	$8.0	$27.8	$37.6	$35.9	$52.0

Adjusted EBITDA (a)
Southern Timber	$24.4	$26.7	$19.6	$51.2	$42.1
Pacific Northwest Timber	4.6	6.4	14.0	11.0	32.9
New Zealand Timber	6.2	13.7	9.9	19.9	20.9
Real Estate	3.6	20.1	36.5	23.8	39.1
Trading	(0.1)	0.3	(0.1)	0.2	(0.5)
Corporate and other	(5.6)	(5.7)	(9.7)	(11.5)	(20.8)
Adjusted EBITDA	$33.1	$61.5	$70.2	$94.6	$113.7

(a)	Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule E for definitions and reconciliations.

D

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2015 (unaudited)
(millions of dollars except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Six Months Ended
	June 30,	June 30,
	2015	2014
Operating Income	$34.3	$52.0
Depreciation, depletion and amortization	53.8	56.3
Non-cash cost of land sold and real estate development costs recovered upon sale	4.9	5.4
Costs related to shareholder litigation (b)	1.6	—
Adjusted EBITDA	$94.6	$113.7
Cash interest paid (c) (d)	(15.3)	(27.0)
Cash taxes paid (c)	(0.3)	(10.4)
Real estate development costs	(0.6)	(2.6)
Capital expenditures from continuing operations (e)	(26.1)	(33.6)
Cash Available for Distribution	$52.3	$40.1
Working capital and other balance sheet changes	6.9	88.8
Real estate development costs	0.6	2.6
Capital expenditures from continuing operations (e)	26.1	33.6
Cash flow from discontinued operations	—	64.0
Cash Provided by Operating Activities	$85.9	$229.1

(a)
Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding strategic acquisitions), real estate development costs, cash provided by discontinued operations and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 12—Contingencies of Item 1 — Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.

(c)	The six months ended June 30, 2014 include payments related to the spun-off Performance Fibers business.

(d)	Cash interest paid is presented net of patronage refunds received of $1.3 million for the six months ended June 30, 2015 and $2.1 million for the six months ended June 30, 2014.

(e)	Capital expenditures exclude timberland acquisitions of $88.4 million and $74.8 million during the six months ended June 30, 2015 and June 30, 2014, respectively.

PRO FORMA OPERATING INCOME AND NET INCOME (a):

	Three Months Ended						Six Months Ended
	June 30, 2015		March 31, 2015		June 30, 2014		June 30, 2015		June 30, 2014
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Operating income	$6.5		$27.7		$37.6		$34.3		$52.0
Costs related to shareholder litigation (b)	1.5		0.1		—		1.6		—
Pro forma operating income	$8.0		$27.8		$37.6		$35.9		$52.0

Net (loss) income attributable to Rayonier Inc.	($1.5)	($0.01)	$17.7	$0.14	$16.4	$0.12	$16.2	$0.13	$57.8	$0.44
Costs related to shareholder litigation (b)	1.5	0.01	0.1	—	—	—	1.6	0.01	—	—
Costs related to the spin-off of the Performance Fibers business	—	—	—	—	3.8	0.03	—	—	3.8	0.03
Discontinued operations, net	—	—	—	—	(12.1)	(0.09)	—	—	(43.1)	(0.33)
Pro forma net income	$—	$—	$17.8	$0.14	$8.1	$0.06	$17.8	$0.14	$18.5	$0.14

(a)
Pro forma operating income is defined as operating income adjusted for costs related to shareholder litigation. Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation, costs related to the spin-off of the Performance Fibers business and discontinued operations.

(b)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 12—Contingencies of Item 1 — Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.

E

ADJUSTED EBITDA (a):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
June 30, 2015
Operating income (loss)	$11.8	$1.7	($0.9)	$1.4	($0.1)	($7.4)	$6.5
Depreciation, depletion and amortization	12.6	2.9	7.1	1.0	—	0.3	23.9
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	—	1.2	—	—	1.2
Costs related to shareholder litigation (b)	—	—	—	—	—	1.5	1.5
Adjusted EBITDA	$24.4	$4.6	$6.2	$3.6	($0.1)	($5.6)	$33.1

March 31, 2015
Operating income (loss)	$12.4	$2.6	$5.7	$12.6	$0.3	($5.9)	$27.7
Depreciation, depletion and amortization	14.3	3.8	8.0	3.8	—	0.1	30.0
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	—	3.7	—	—	3.7
Costs related to shareholder litigation (b)	—	—	—	—	—	0.1	0.1
Adjusted EBITDA	$26.7	$6.4	$13.7	$20.1	$0.3	($5.7)	$61.5

June 30, 2014
Operating income (loss)	$8.9	$8.8	$2.2	$27.8	($0.1)	($10.0)	$37.6
Depreciation, depletion and amortization	10.7	5.2	7.7	6.4	—	0.3	30.3
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	—	2.3	—	—	2.3
Adjusted EBITDA	$19.6	$14.0	$9.9	$36.5	($0.1)	($9.7)	$70.2

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
June 30, 2015
Operating income (loss)	$24.2	$4.3	$4.8	$14.0	$0.2	($13.2)	$34.3
Depreciation, depletion and amortization	27.0	6.7	15.1	4.9	—	0.1	53.8
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	—	4.9	—	—	4.9
Costs related to shareholder litigation (b)	—	—	—	—	—	1.6	1.6
Adjusted EBITDA	$51.2	$11.0	$19.9	$23.8	$0.2	($11.5)	$94.6

June 30, 2014
Operating income (loss)	$19.4	$21.4	$4.6	$28.5	($0.5)	($21.4)	$52.0
Depreciation, depletion and amortization	22.7	11.5	14.2	7.3	—	0.6	56.3
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	2.1	3.3	—	—	5.4
Adjusted EBITDA	$42.1	$32.9	$20.9	$39.1	($0.5)	($20.8)	$113.7

(a)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land sold and real estate development costs recovered upon sale, costs related to shareholder litigation, costs related to the spin-off of the Performance Fibers business and discontinued operations. Adjusted EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing shareholders and potential shareholders to measure how the Company is performing relative to the assets under management.

(b)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 12—Contingencies of Item 1 — Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.

E

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net (loss) income	($2.9)	$18.2	$16.1	$15.3	$57.5
Interest, net, continuing operations	9.7	10.0	16.2	19.7	27.9
Income tax (benefit) expense, continuing operations	(0.3)	(0.5)	13.6	(0.7)	5.9
Depreciation, depletion and amortization	23.9	30.0	30.3	53.8	56.3
Non-cash cost of land sold and real estate development costs recovered upon sale	1.2	3.7	2.3	4.9	5.4
Costs related to shareholder litigation (a)	1.5	0.1	—	1.6	—
Costs related to the spin-off of the Performance Fibers business	—	—	3.8	—	3.8
Discontinued operations	—	—	(12.1)	—	(43.1)
Adjusted EBITDA (a)	$33.1	$61.5	$70.2	$94.6	$113.7

(a)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 12—Contingencies of Item 1 — Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.

(b)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land sold and real estate development costs recovered upon sale, costs related to shareholder litigation, costs related to the spin-off of the Performance Fibers business and discontinued operations. Adjusted EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing shareholders and potential shareholders to measure how the Company is performing relative to the assets under management.

E